UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 13, 2018

Rexahn Pharmaceuticals, Inc.
(Exact Name of Registrant as Specified in its Charter)

DELAWARE	001-34079	11-3516358
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

15245 Shady Grove Road, Suite 455 Rockville, MD	20850
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (240) 268-5300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 13, 2018, the Board of Directors of Rexahn Pharmaceuticals, Inc. (the “Company”) appointed Douglas J. Swirsky as President and Chief Executive Officer, effective November 14, 2018. Mr. Swirsky was also appointed to serve as a member of the Company’s Board of Directors, effective immediately. Prior to these appointments, Mr. Swirsky was the Company’s President and Chief Financial Officer. In his new role, Mr. Swirsky will serve as the Company’s Principal Executive Officer and will continue to serve as its Principal Financial Officer and Principal Accounting Officer. The Company and Mr. Swirsky entered into an Amendment to Employment Agreement dated November 14, 2018 (the “Employment Agreement Amendment”) to reflect Mr. Swirsky’s new position.

On November 13, 2018, Peter D. Suzdak, the Company’s prior Chief Executive Officer, resigned from that role and from the Company’s Board of Directors, effective immediately. Dr. Suzdak agreed to enter into a Separation, Transition and General Release Agreement dated November 14, 2018 (the “Separation Agreement”) to formalize the terms of his departure from the Company and to provide for an arrangement pursuant to which Dr. Suzdak has agreed to provide transition and advisory services to the Company through November 30, 2019.

Under the Employment Agreement Amendment, as of the date of his appointment to the position of President and Chief Executive Officer, Mr. Swirsky’s base salary has been increased from $350,000 to $425,000. For calendar year 2019 and each year thereafter, Mr. Swirsky’s target bonus percentage has been increased from 40% to 50% of his base salary. Pursuant to the Employment Agreement Amendment, Mr. Swirsky is also being granted an option to purchase up to 500,000 shares of the Company’s common stock, with vesting over a four-year period.

Under the Separation Agreement, Dr. Suzdak will receive a monthly fee of $10,000 in consideration for his services, and all outstanding equity awards granted to Dr. Suzdak that would otherwise vest if he had remained employed through the term of the Separation Agreement will be vested. Otherwise, for purposes of his previously disclosed Employment Agreement dated February 4, 2013, Dr. Suzdak’s departure from the Company will be treated in the same manner as if it were a termination by the Company without cause or a termination by Dr. Suzdak for Good Reason, and Dr. Suzdak will be entitled to the accrued compensation and benefits provided for in the Employment Agreement in that circumstance.

Mr. Swirsky has served as the Company’s President and Chief Financial Officer since January 2018. Mr. Swirsky previously served as President, Chief Executive Officer and a director of GenVec, Inc., a publicly-traded biotechnology company, a position he held from 2013 through the sale of the company in 2017. He joined GenVec in 2006 as Chief Financial Officer. Prior to joining GenVec, Mr. Swirsky was a Managing Director and the Head of Life Sciences Investment Banking at Stifel Nicolaus from 2005 to 2006 and held investment banking positions at Legg Mason from 2002 until Stifel Financial's acquisition of the Legg Mason Capital Markets business in 2005. He has also previously held investment banking positions at UBS, PaineWebber and Morgan Stanley. Mr. Swirsky is on the board of directors of Fibrocell Science, Inc., Cellectar Biosciences, Inc., and Pernix Therapeutics Holdings, Inc. Mr. Swirsky is a certified public accountant and a CFA® charter holder. He received his B.S. in Business Administration from Boston University and his M.B.A. from the Kellogg School of Management at Northwestern University.

The foregoing descriptions of the Employment Agreement Amendment and the Separation, Transition and General Release Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the agreements, which are attached hereto as Exhibits 10.1 and 10.2, respectively.

Item 7.01	Regulation FD Disclosure.

On November 14, 2018, the Company issued a press release announcing the appointment of Mr. Swirsky as the Company’s President and Chief Executive Officer and the resignation of Dr. Suzdak. A copy of the Company’s press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(a)	Exhibits.

Exhibit No.	Description

10.1	Amendment to Employment Agreement dated November 14, 2018

10.2	Separation, Transition and General Release Agreement dated November 14, 2018

99.1	Press Release dated November 14, 2018

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REXAHN PHARMACEUTICALS, INC.

Date: November 16, 2018	/s/ Douglas J. Swirsky
Douglas J. Swirsky
President and Chief Executive Officer